For Immediate Release

MortgageIT Holdings, Inc. Reports First Quarter Financial Results

•	Company earns $15.7 million or $0.79 per diluted share

•	Reports first quarter funding volume of $4.34 billion with a record $2.20 billion in purchase money mortgages

•	Guides to $4.9 to $5.3 billion in second quarter funding volume

•	Guides to $0.48 second quarter dividend

New York, N.Y., May 9, 2005 — MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage company organized as a real estate investment trust ("REIT"), today announced financial results for the first quarter ended March 31, 2005.

The Company reported earnings of $15.7 million, or $0.79 per diluted share for the quarter ended March 31, 2005. These results include after tax gains of $8.7 million resulting from not applying hedge accounting under the Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") to certain hedging transactions. As previously reported on March 31, the Company determined that it did not comply with FAS 133 for certain hedging transactions, including Eurodollar futures contracts used in its investment portfolio activities. The results also include the impact of special legal charges and reserves in the after tax amount of $1.5 million associated with the Company's FAS 133 review and restatement and other legal matters.

Loan fundings generated by MortgageIT, Inc., the Company's wholly owned taxable REIT subsidiary ("TRS"), were $4.34 billion for the quarter, up approximately 100% from the year ago period. Purchase money fundings were a company record $2.20 billion in the quarter, up approximately 165% from the year ago period.

Doug Naidus, Chairman and Chief Executive Officer, commented, "We've had an outstanding first quarter, having successfully increased our self-originated loan portfolio to $3 billion as promised, and doubling our TRS loan production from Q1 2004 levels while the industry remained generally flat for the period. We expect funding volumes to approach $5 billion for the first time in company history in the second quarter. Our new wholesale sub-prime and correspondent divisions crossed over to run-rate profitability during Q1, and should be accretive to TRS earnings in the second quarter. Finally, through a $50 million trust preferred securities offering which was completed subsequent to quarter's end, we obtained low-cost, non dilutive financing to further support our growth initiatives. We expect to see the impact of these achievements as the rest of 2005 unfolds."

Financial and Operating Highlights:

Loan Funding Information	For the three months ended Mar 31,
	2005	2004

Loan Fundings	$4.3 billion	$2.2 billion
% Refinance	49%	62%
% Purchase Money	51%	38%
% ARM loans	52%	27%

Loans Sold and Brokered to Third Parties	$3.2 billion	$1.8 billion

•	First quarter loan funding volume was $4.34 billion. This represents an increase of 99.4% from the year ago period. Included in the first quarter volume is a company-record $2.20 billion in purchase (non-refinance) mortgage funding volume representing an approximate 165% increase from the year ago period.

•	First quarter sub-prime volume was $647.8 million surpassing the Company's prior guidance of $500 million. Sixty-five percent of the volume was originated by the Company's newly formed wholesale sub-prime division which had 298 employees located in eight branches nationwide as of March 31, 2005.

•	During the first quarter of 2005 the Company transferred $814.4 million of self originated ARM loans to its investment portfolio. As of March 31, 2005, the Company had an investment portfolio of $3.1 billion, of which $2.38 billion was securitized. Subsequently the Company completed a $665 million securitization on April 27th to increase the securitized portfolio to $3.0 billion.

•	During the first quarter of 2005, the Company sold $2.8 billion of whole loans to third parties and brokered $400 million. The Company recorded pretax gain on sale of $32.1 million for the loans sold to third parties, which included $2.4 million in gains related to the decision not to apply hedge accounting to certain loans held for sale at year end 2004. Excluding this gain, the Company's third party gain on sale margin was 105 basis points.

Segment Financial Results for the First Quarter of 2005

Segment results for the first quarter of 2005 are contained in the below table:

	Segments ($000s except per share data)
	TRS	Portfolio	Elimination	Total
Revenue	55,732	18,744	(4,519)	69,956
Expenses	48,801	3,014	(569)	51,246
Pretax Income	6,931	15,730	(3,950)	18,710
Taxes	2,980	2	0	2,982
Net Income	3,950	15,728	(3,950)	15,728
EPS	0.20	0.79	(0.20)	0.79

After tax gains relating to FAS 133 included in the above table	1,362	7,308	0	8,669

•	The Company recorded after tax gains of $8.7 million or $0.44 per diluted share relating to the previously announced decision not to apply hedge accounting to certain hedging transactions. The Company intends to qualify for hedge accounting in future periods.

•	The Company's investment portfolio generated after tax GAAP earnings of $15.7 million in the first quarter or $0.79 per diluted share. Estimated REIT taxable earnings were $9.9 million or $0.50 per diluted share. The Company paid a $0.48 cent dividend for the first quarter of 2005.

•	The average portfolio size during the first quarter was $2.8 billion. Based on taxable income, the portfolio generated a net interest margin of 140 basis points which takes into account all portfolio expenses including general and administrative costs.

•	The TRS had net income of $4.0 million or $0.20 per diluted share prior to elimination. The TRS results include the impact of special legal charges and reserves in the after tax amount of $1.4 million associated with the Company's FAS 133 review and restatement and other legal matters. The results also include an after tax accounting gain of $1.4 million as a result of the Company's decision not to apply hedge accounting to certain loans held for sale at year end 2004. The Company determined that it qualified for hedge accounting for loans held for sale as of March 31, 2005.

Outlook and Guidance

•	The Company expects to increase the size of its investment portfolio to $3.8 billion by the end of the second quarter fully utilizing the net proceeds from the $50 million trust preferred securities offering that was completed in April 2005.

•	The Company currently estimates that its second quarter dividend will be $0.48 per share.

•	The Company expects to report loan funding volume of approximately $4.9 to $5.3 billion in the second quarter of 2005, which would represent an increase of 45% to 57% over the second quarter of 2004.

•	The Company expects to report sub-prime loan funding volume of $750 million to $1.0 billion in the second quarter.

Conference Call Information

MortgageIT Holdings, Inc. will hold an investor conference call to discuss its first quarter financial performance at 10:00 a.m. Eastern Time, Tuesday, May 10, 2005. Interested parties may listen to the call by dial 800-370-0898 (U.S.), or 973-935-2101 (International), or by visiting the MortgageIT Holdings corporate website, http://www.mortgageitholdings.com, to listen to a live conference call webcast. A replay of the conference call will be available through Tuesday, May 17, 2005 at midnight ET. The replay can be accessed by dialing 877-519-4471 (U.S.), and 973-341-3080 (International). The pass code for the replay is 5983896. An archived replay of the webcast will also be available on the Company's corporate website.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust ("REIT") focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage ("ARM") loans through MortgageIT, Inc., its wholly owned residential mortgage lending subsidiary. MortgageIT, Inc. is a full-service residential mortgage lending company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to fund a fully- leveraged, self-originated loan portfolio, our anticipated loan funding volume and our ability to pay dividends. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MortgageIT Holdings can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from MortgageIT Holdings' expectations include, but are not limited to, MortgageIT's continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in MortgageIT Holdings' Annual Report on Form 10-K that was filed with Securities and Exchange Commission (SEC) on March 31, 2005 and from time to time in MortgageIT Holdings' other SEC Reports. Such forward-looking statements speak only as of the date of this press release. MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For additional information contact:

Investors
Sean McGrath
MortgageIT Holdings, Inc.
212-651-4637

Media
Ted Stacer
MortgageIT Holdings, Inc.
212-651-7653

Joe LoBello
Brainerd Communicators, Inc.
212-986-6667

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$40,315	$70,224
Restricted cash	246	1,679
Marketable securities held to maturity	4,066	7,546
Portfolio ARM Loans
ARM loans collateralizing debt obligations, net	2,379,556	1,432,692
ARM loans held for securitization, net	684,918	1,166,961
Total Portfolio ARM Loans	3,064,474	2,599,653
Mortgage loans held for sale	1,404,982	784,592
Hedging instruments	44,151	19,526
Accounts receivable, net of allowance	35,408	28,731
Prepaids and other assets	6,415	7,803
Goodwill	11,639	11,639
Property and equipment, net	5,630	5,567
Total assets	$4,617,326	$3,536,960
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Collateralized debt obligations, net	$2,229,829	$1,328,096
Warehouse lines payable	2,005,546	1,869,385
Repurchase agreements	83,475	67,674
Hedging instruments	3,151	1,145
Notes payable and other debt	15,000	15,000
Accounts payable, accrued expenses and other liabilities	67,009	63,993
Total liabilities	4,404,010	3,345,293
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value: 125,000,000 shares authorized; 19,405,706 issued and outstanding	194	194
Additional paid-in capital	240,477	238,405
Unearned compensation — restricted stock	(7,477)	(6,196)
Accumulated other comprehensive income (loss)	14,058	(387)
Accumulated deficit	(33,936)	(40,349)
Total stockholders' equity	213,316	191,667
Total liabilities and stockholders' equity	$4,617,326	$3,536,960

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars and shares in thousands, except per share data)

	Three months ended March 31,
	2005	2004
		(As restated)
Revenues:
Gain on sale of mortgage loans	$32,107	$14,354
Brokerage revenues	6,398	8,745
Interest income	53,752	5,317
Interest expense	(31,486)	(2,546)
Net interest income	22,266	2,771
Realized and unrealized gain on hedging instruments	8,922	0
Other	263	7
Total revenues	$69,956	$25,877
Operating expenses:
Compensation and employee benefits	$27,789	$16,531
Processing expenses	10,363	3,446
General and administrative expenses	6,818	2,317
Rent	2,275	1,814
Marketing, loan acquisition and business development	895	1,050
Professional fees	2,310	587
Depreciation and amortization	796	626
Total operating expenses	51,246	26,371
Income (loss) before income taxes	18,710	(494)
Income taxes	2,982	(223)
Net income (loss)	15,728	(271)
Dividends on convertible redeemable preferred stock	0	1,661
Net income (loss) attributable to common stockholders	$15,728	$(1,932)
Per share data:
Basic	$0.81	($3.73)
Diluted	$0.79	($3.73)
Weighted average number of shares — basic (1)	19,405	518
Weighted average number of shares — diluted (1)	19,846	518

(1)	Reflects, on a retroactive basis, for all periods presented, the exchange of approximately 12.80 shares of MortgageIT, Inc. common stock for each share of MortgageIT Holdings, Inc. common stock and the retention and retirement of common shares pursuant to the reorganization of MortgageIT, Inc